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                                                                    EXHIBIT 99.2


                                 AMENDMENT NO. 4
                                     to the
                           Airline Services Agreement
                                  By and Among
              Pinnacle Airlines Corp., Pinnacle Airlines, Inc. and
                            Northwest Airlines, Inc.


This Amendment No. 4 (the "Amendment") to the Airline Services Agreement by and among Pinnacle Airlines Corp., Pinnacle Airlines, Inc. and Northwest Airlines, Inc., dated January 14, 2003 and made effective as of January 1, 2003 (the "ASA") is made and entered into as of December 13, 2004.

                                   WITNESSETH:

WHEREAS, Pinnacle Airlines Corp., Pinnacle Airlines, Inc. and Northwest Airlines, Inc. desire to amend certain provisions of the ASA in the manner set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Pinnacle Airlines Corp., Pinnacle Airlines, Inc. and Northwest Airlines, Inc. enter into this Amendment and agree as follows:

1. The definition of "Aircraft" in Section 1.01 of the ASA is amended effective December 13, 2004 as follows:

         "AIRCRAFT" means, (i) the fifty-one (51) CRJ-200/440 Canadair Regional Jet aircraft in Pinnacle's fleet as of the Effective Date, (ii) the sixty-three (63) CRJ-200/440 Canadair Regional Jet aircraft that have been added to Pinnacle's fleet pursuant to Section 3.02 between the Effective Date and December 13, 2004; (iii) the twenty-five (25) additional CRJ-200 or CRJ-440 Canadair Regional Jet aircraft when and as such aircraft are added to Pinnacle's fleet pursuant to Section 3.02; and (iv) up to one hundred sixty-five (165) additional CRJ-200/440 Canadair Regional Jet aircraft when, as and if such aircraft are added to Pinnacle's fleet pursuant to Section 3.02. Any Aircraft removed from Pinnacle's fleet cease to be "Aircraft" hereunder upon the date of such removal.

2. Section 3.02(a) of the ASA is amended in its entirety effective December 13, 2004 to read as follows:



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         (a) Determination of Fleet Size. As of the Effective Date, Pinnacle's
         fleet consisted of fifty-one (51) CRJ-200/440 Canadair Regional Jet aircraft and four (4) Spare Engines, and as of December13, 2004, Pinnacle's fleet consisted of one hundred fourteen (114) CRJ-200/440 Canadair Regional Jet aircraft and seven (7) Spare Engines.

                  (i) Equipment Additions. Northwest and Pinnacle agree that (A) subject to Bombardier (x) continuing to provide or cause to be provided to Northwest financing for the Equipment on a basis no less favorable to Northwest than the terms of such financing as in effect as of the Effective Date and
                           (y) delivering Canadair Regional Jet Aircraft to Northwest as scheduled as of the Effective Date, (i) an additional twenty-five (25) CRJ-200/440 Canadair Regional Jet Aircraft and three (3) Spare Engines shall be added to Pinnacle's fleet on or before July 31, 2005, provided that at Northwest's option one of such Spare Engines may be added to Pinnacle's fleet after December 31, 2005 and on or before June 30, 2006, and (B) Northwest shall have the right to cause from time to time up to an additional one hundred sixty-five (165) CRJ-200/440 Canadair Regional Jet Aircraft and twenty-four (24) Spare Engines to be added to Pinnacle's fleet.

                  (ii) Equipment Removal Rights. Northwest and Pinnacle agree that (A) Northwest shall have the right from time to time to cause Pinnacle to assign the Saab Leases to Northwest (or its designee) or to sublease to Northwest (or its designee) any or all of the Saab 340 Aircraft; and (B) from and after that time when Pinnacle has more than one hundred thirty-nine (139) CRJ-200/440 Aircraft, Northwest shall have the right upon at least ninety (90) days prior written notice to require the removal of CRJ-200/440 Aircraft and related Spare Engines selected by Northwest from Pinnacle's fleet provided that at no time shall the number of such Aircraft and Spare Engines removed pursuant to this Section 3.02(a)(ii)(B) cause the number of Aircraft in Pinnacle's fleet to be less than one hundred thirty-nine (139) or cause the number of Spare Engines in Pinnacle's fleet to be less than ten (10).

                  (iii)    Additional Equipment Removal Rights. Notwithstanding
                           Section 3.02(a)(ii)(B), in the event of (A) a labor action or other event giving rise to Northwest's right to terminate this Agreement pursuant to Section 10.03(e) and (B) Northwest has not yet exercised its termination rights, (1) Northwest shall have the right to terminate Leases for, and take immediate possession of, up to eighty-nine (89) CRJ 200/440 Aircraft and related Spare Engines selected by Northwest, and (2) if the labor action or other event continues beyond 45 days Northwest shall have the right to select and terminate Leases for, and take immediate possession of, up to that number of CRJ 200/440 Aircraft in excess of fifty (50) and the related Spare Engines.


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                  (iv)     Unscheduled Aircraft. Subject to Pinnacle's approval,
                           which shall not be unreasonably withheld, Northwest shall determine the appropriate level of unscheduled Aircraft to be included in Pinnacle's fleet from time to time.

                  (v) Spare Engine Requirements. Subject to Section 3.02(a)(i) above, Northwest and Pinnacle shall mutually determine the appropriate quantity of Spare Engines to be included in Pinnacle's fleet from time to time.

3. In consideration for the mutual agreements and covenants contained in this Amendment, Pinnacle shall pay Northwest $10 million by wire transfer on December 13, 2004, and shall pay Northwest an additional $5.115 million by wire transfer on or before July 31, 2005.

4. Miscellaneous. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Minnesota, notwithstanding the choice of law provisions thereof. Except as specifically amended, the ASA remains in full force and effect and is reaffirmed by each of the parties hereto. From and after the date hereof all references in the ASA to the "Agreement" shall be deemed to be references to the Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date and year first set forth above.

PINNACLE AIRLINES, INC.                  NORTHWEST AIRLINES, INC.

By:  \s\ Philip H. Trenary               By:  \s\ Thomas J. Bach
     ---------------------                    ------------------

Name:    Philip H. Trenary               Name:    Thomas J. Bach
Title:   President and                            Title:   Vice President,
         Chief Executive Officer                  Marketing Planning and Airlink


PINNACLE AIRLINES CORP.

By:  \s\ Philip H. Trenary
     ---------------------

Name:    Philip H. Trenary
Title:   President and
         Chief Executive Officer





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